EXHIBIT 99.1




        WorldCom Files Additional Chapter 11 Petitions for 43 Subsidiaries

CLINTON, Miss. - November 8, 2002 - WorldCom, Inc. (WCOMEQ) today filed additional bankruptcy petitions for 43 of its subsidiaries, most of which were effectively inactive and none of which had significant debt. The petitions were filed with the U.S. Bankruptcy Court for the Southern District of New York. The company made the decision to file the additional entities in order to provide them with the same relief under Chapter 11 as its other businesses.

"Today's filing is a formality," said John Dubel, chief financial officer of WorldCom. "We have asked the Court for permission to jointly administer these cases under the WorldCom petition. Today, like every day, it's business as usual for WorldCom and its subsidiaries."

A court date has been set for November 12, 2002, to hear the company's request.

About WorldCom, Inc.
WorldCom, Inc. (WCOEQ, MCWEQ) is a pre-eminent global communications provider for the digital generation, operating in more than 65 countries.

With one of the most expansive, wholly-owned IP networks in the world, WorldCom provides innovative data and Internet services for businesses to communicate in today's market. In April 2002, WorldCom launched The Neighborhood built by MCI - the industry's first truly any-distance, all-inclusive local and long-distance offering to consumers. For more information, go to http://www.worldcom.com.